Exhibit 21.1
Subsidiaries of Vaxxinity,

Inc.

Name of Subsidiary

State/Country of Organization
C19 Corp.

Delaware
Covaxx Brasil Ltda.

Brazil
Trinity Property Group II, LLC

Texas
United Neuroscience

Cayman Islands
United Neuroscience Limited

Hong Kong
United Neuroscience Limited

Ireland
United Neuroscience Limited, Taiwan

Branch

Taiwan
United Neuroscience, LLC

Delaware
UNS IP Holdings, LLC

Delaware